Exhibit 99.1

84 Waterford Drive Marlborough, MA 01752-7010 Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR REPORTS FOURTH QUARTER AND FULL-YEAR 2008 OPERATING RESULTS

Financial Highlights

•                  Fourth quarter 2008 revenues increased 8.7% to $369.7 million vs. $340.0 million for the same quarter in 2007

•                  Full-year 2008 revenues increased 5.5% to $1,292.3 million vs. $1,225.2 million for full-year 2007

•                  Reported GAAP earnings per share (EPS) for the fourth quarter 2008 were $0.77 per diluted share vs. $(0.05) per diluted share for the same period in 2007

•                  Excluding special items and recurring non-GAAP adjustments, fourth quarter non-GAAP EPS increased 27.8% to $0.92 per diluted share vs. $0.72 per diluted share for the same period in 2007*

•                  Reported GAAP EPS for full-year 2008 were $4.47 per diluted share vs. $0.50 per diluted share for the full-year 2007

•                  Excluding special items and recurring non-GAAP adjustments, full-year non-GAAP EPS for 2008 increased 7.4% to $1.60 per diluted share vs. $1.49 per diluted share for full-year 2007*

•                  Cash and short- and long-term investments were $765.8 million at December 31, 2008

Other Recent Highlights

•                  Presented study results of STEDESA™ (eslicarbazepine acetate) for the treatment of epilepsy at the American Epilepsy Society Annual Meeting

•                  Presented study results of ALVESCO® (ciclesonide) HFA Inhalation Aerosol for the treatment of asthma and OMNARIS™ (ciclesonide) in an HFA nasal aerosol for the treatment of allergic rhinitis at the American College of Allergy, Asthma & Immunology Annual Meeting

•                  In a separate press release issued today, Sepracor announced a strategic corporate restructuring and workforce reduction plan aimed at reducing 2009 operating expenses

*See below under the heading “Use of non-GAAP Financial Measures” for a discussion of Sepracor’s use of non-GAAP financial measures.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., Jan. 28, 2009 – Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full-year ended December 31, 2008.

For the three months ended December 31, 2008, total revenues increased 8.7% to $369.7 million compared to revenues of $340.0 million during the same quarter in 2007.  GAAP net income for the three months ended December 31, 2008 was $88.4 million, or $0.77 per diluted share, compared to a net loss of $5.0 million, or $(0.05) per diluted share, for the same quarter in 2007. Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the fourth quarter of 2008 was

$105.2 million, or $0.92 per diluted share. These results compare with non-GAAP net income of $76.9 million, or $0.72 per diluted share, in the fourth quarter of 2007.

For the full-year ended December 31, 2008, total revenues increased 5.5% to $1,292.3 million compared to total revenues of $1,225.2 million during the same period in 2007.  GAAP net income for the full-year ended December 31, 2008 was $515.1 million, or $4.47 per diluted share, compared to $58.3 million, or $0.50 per diluted share, for the same period in 2007. Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, after-tax in-process research and development charges, an after-tax research and development milestone payment, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the full-year 2008 was $184.8 million, or $1.60 per diluted share, compared to $173.1 million, or $1.49 per diluted share, for the full-year ended December 31, 2007. Included in the results for the full-year ended December 31, 2007 is an after-tax charge related to a research and development milestone payment and an after-tax charge related to a litigation settlement.

“This will be an important year as we implement our new commercial model and continue to work hard to transform the company into a more efficient and flexible business that will be better positioned to leverage our product franchises and advance our exciting research and development pipeline. We will continue to focus on delivering increased productivity and improving expense ratios as measured against revenues,” said Adrian Adams, President and Chief Executive Officer. “We began implementation of cost-savings initiatives in the fourth quarter of 2008 and delivered strong EPS results, which exceeded our previous guidance. We are determined to continue to deliver stronger financial performance, EPS momentum and enhanced shareholder value over time.”

In a separate press release issued today, Sepracor announced a strategic corporate restructuring and workforce reduction plan aimed at reducing future operating expenses, which the company anticipates will result in a stronger-performing and more nimble business going forward, and announced its financial guidance for 2009 stated below. The restructuring plan has resulted in Sepracor projecting a reduction in operating expenses of approximately $210 million, of which approximately $20 million of cost-savings was realized during the fourth quarter of 2008 and approximately $190 million is expected in 2009.

2009 Financial Guidance

•                  Projected non-GAAP EPS range for 2009 is $2.10 to $2.70 per diluted share based on 116 million shares outstanding, a 50.0% increase (using midpoint range of guidance) compared to non-GAAP EPS for 2008*

•                  Projected 2009 full-year revenue range is $1,150.0 million to $1,250.0 million, a decrease of $92.3 million or 7.1% (using midpoint range of guidance) compared to 2008.  The key contributors to this reduced revenue projection relate to uncertainties with respect to the health care and competitive environment, potential increased generic competition in the markets in which Sepracor competes and a potential adjustment period as Sepracor strives to became a more efficient and profitable organization

•                  Projected sales, marketing and general administrative expense is expected to be approximately $600.0 million, a reduction of approximately $160.0 million, or 21.1%, compared to 2008

•                  Projected non-GAAP research and development expense is expected to be approximately $210.0 million, a reduction of approximately $27.0 million, or 11.4%, compared to 2008*

 *See below under the heading “Use of non-GAAP Financial Measures” for a discussion of Sepracor’s use of non-GAAP financial measures.  Attached is a reconciliation of GAAP to non-GAAP calculations. No adjustments have been made to revenues or sales, marketing and general administrative expense guidance discussed above.

Commercial Operations

LUNESTA® brand eszopiclone, indicated for the treatment of insomnia, had revenues of $161.9 million for the fourth quarter of 2008 compared to $149.8 million for the same quarter in 2007. Full-year 2008 revenues for LUNESTA were $600.3 million compared to full-year 2007 revenues of $600.9 million.

XOPENEX® Inhalation Solution, which is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients suffering from diseases such as asthma and chronic obstructive pulmonary disease (COPD), accounted for $137.7 million in revenues for the fourth quarter 2008, compared to $142.4 million for the same quarter in 2007. Full-year 2008 revenues for XOPENEX Inhalation Solution were $441.0 million compared to $487.2 million for the full-year 2007. The reduction in XOPENEX Inhalation Solution revenues for the full-year 2008 compared to the full-year 2007 was attributable primarily to the decline in Medicare Part B reimbursement for the product resulting from implementation by the Centers for Medicare and Medicaid Services (CMS) of a bundled payment calculation methodology for XOPENEX Inhalation Solution and generic albuterol inhalation solution, which was effective July 1, 2007.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol for the treatment or prevention of bronchospasm in patients with reversible obstructive airway disease, accounted for $21.5 million of revenues in the fourth quarter 2008 compared to $24.9 million for the same period in 2007. Full-year 2008 revenues were $74.2 million compared to revenues of $74.9 million for the full-year 2007.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment for bronchoconstriction in patients with COPD, which was commercially launched in April 2007, accounted for $19.3 million of revenues in the fourth quarter of 2008 as compared to revenues of $6.3 million for the same period in 2007. Full-year 2008 revenues for BROVANA were $57.3 million as compared to April to December 2007 revenues of $14.3 million.

Sepracor commercially introduced OMNARIS brand ciclesonide Nasal Spray in April 2008, and the product had revenues of $5.9 million for the fourth quarter of 2008. Revenues for April to December 2008 were $14.6 million. OMNARIS Nasal Spray is indicated for the treatment of nasal symptoms associated with seasonal allergic rhinitis in adults and children 6 years of age and older, and with perennial allergic rhinitis in adults and adolescents 12 years of age and older.

Sepracor commercially introduced ALVESCO brand ciclesonide HFA Inhalation Aerosol in September 2008 through a specialist-only launch. Revenues for September to December 2008 were $16.8 million and the product had revenues of $(0.3) million for the fourth quarter, which was primarily due to product returns. ALVESCO HFA Inhalation Aerosol is an inhaled corticosteroid indicated for maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older.

Sepracor completed the acquisition of Oryx Pharmaceuticals Inc. in June 2008, which was subsequently renamed Sepracor Pharmaceuticals, Inc. (SPI). SPI is a specialty pharmaceutical company that markets branded prescription pharmaceutical products to physician specialists and hospitals within Canada and is currently focused in the cardiovascular, central nervous system (CNS) disorders, pain and infectious disease therapeutic areas. SPI revenues for the fourth quarter of 2008 were $4.5 million and revenues for June to December 2008 were $11.1 million.

Royalty and license fee revenues were $19.2 million for the fourth quarter of 2008 compared to $16.4 million for the same quarter in 2007. Full-year 2008 royalty and license fee revenues were $77.0 million compared to $48.0 million for the full-year 2007.  Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which primarily include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.

Research and Development

Sepracor’s pipeline portfolio continues to progress. SEP-225441, a modified-release formulation of eszopiclone for the treatment of generalized anxiety disorder, has completed a large Phase II study and clinical results are anticipated during the first quarter of 2009. SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, is in a Phase II study that is nearing full-recruitment with clinical results anticipated mid-year 2009. Sepracor submitted a briefing package to the U.S. Food and Drug Administration

(FDA) regarding the Phase III program for SEP-227162 for the treatment of depression, and anticipates a response during the first half of 2009. SEP-0227018, a new LUNESTA formulation being studied for reduced side effects and potentially improved efficacy, is also now in Phase II clinical development. Sepracor is also in the process of completing studies of LUNESTA with an improved coating and, subject to FDA approval, anticipates commercially launching LUNESTA with this new coating in 2010.

Sepracor is on track to submit a New Drug Application (NDA) to the FDA during the first quarter of 2009 for STEDESA (eslicarbazepine acetate), an anti-epileptic compound licensed from Bial-Portela & C(a), S.A. Sepracor expects to commercially launch STEDESA during the first half of 2010, subject to FDA approval. In December 2008, Phase III clinical study results of eslicarbazepine acetate for the treatment of epilepsy were presented at the American Epilepsy Society Annual Meeting in Seattle. Results of the studies demonstrated that eslicarbazepine acetate, a novel once-daily anti-epileptic agent, significantly reduced the frequency of partial seizures in patients with refractory partial epilepsy, when administered in combination with other anti-epileptic agents.

In addition to obtaining the exclusive U.S. distribution rights to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol, Sepracor obtained development rights to several ciclesonide line extensions through its agreement with Nycomed GmbH in early 2008. These ciclesonide line extension candidates have the potential to broaden Sepracor’s ciclesonide and respiratory franchises.  These programs include: OMNARIS HFA MDI, a candidate in Phase III development; ALVESCO inhalation solution, a preclinical candidate; and ciclesonide in combination with BROVANA, which is also in preclinical development. If developed successfully, OMNARIS HFA MDI could be the first HFA nasal formulation to be available for patients in the United States.

Sepracor’s pipeline portfolio was further enhanced during 2008.  During the year, Sepracor signed a global license and development agreement with Arrow International Limited (Arrow), a European company, for the development, commercialization, marketing, sale and distribution of a levalbuterol (XOPENEX)/ipratropium inhalation solution product, which is a Phase III-ready asset. In addition, Sepracor signed a global technology license and development agreement with Arrow for know-how and intellectual property rights related to stable sterile steroid suspension formulations as well as other applicable nebule technology for use in developing ciclesonide, a corticosteroid, in an inhalation solution. This agreement is intended to facilitate enhanced development of Sepracor’s ciclesonide stand-alone product for the treatment of asthma as well as Sepracor’s planned ciclesonide/BROVANA inhalation solution combination product for the treatment of COPD. The agreement also includes rights to Arrow’s “U-Bend” packaging technology, which is designed to allow increased accuracy in dosing through a novel U-Bend ampule design.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  The use of, and emphasis on, non-GAAP financial metrics are discouraged by governing regulatory agencies and companies are required to explain why non-GAAP financial metrics are relevant to management and investors.  We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses.  We consider these charges non-cash in nature and unrelated to our core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.  Our management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  These measures are also used by management in its financial and operational decision-making.  There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

We expect to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements which are also excluded from GAAP net income as described above.  In addition, our 2009 EPS guidance is adjusted to exclude interest expense associated with our 0% convertible subordinated notes due 2024, or 2024 Notes, as required under FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).  We also expect to continue to incur this interest expense for the foreseeable future and exclude it from GAAP net income as described above. The exclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.  Some of the material limitations in relying on this non-GAAP financial measure are that while amortization of intangible assets does not directly affect our current cash position, such expenses represent the declining value of technology and other intangible assets we have acquired over their respective expected economic lives. The expense associated with this decline in value is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets.  In addition, while the interest expense on our 2024 Notes and imputed interest expense that are excluded relate to non-cash interest charges and do not directly affect our current cash position, such amounts will eventually be paid by us under the 2024 Notes and relevant license agreements, as the case may be, and are a necessary element of our costs and ability to generate profits. Therefore any measure that excludes imputed interest expense and interest expense on our 2024 Notes has material limitations.  We compensate for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets, imputed interest expense from discounted future payments under license agreements and interest expense on our 2024 Notes as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of Sepracor’s pharmaceutical products and product candidates; the safety, efficacy, potential benefits, possible uses and commercial success of Sepracor’s products and product candidates; the implementation of Sepracor’s planned workforce reduction and new commercial model and transformation of the company into a more efficient and flexible business; the corporate restructuring plan resulting in a projected reduction in operating expenses of approximately $190.0 million; potential increased productivity and improving expense ratios as measured against product revenues; delivering stronger financial performance, EPS momentum and enhanced shareholder value over time; clinical results for SEP-225289 and SEP-225441 being available in the first half of 2009 and the first quarter of 2009, respectively; Sepracor’s anticipated response from the FDA during the first half of 2009 regarding its Phase III program for SEP-227162; the anticipated commercial launch of LUNESTA with an improved coating in 2010; the anticipated submission of an NDA for STEDESA in the first quarter of 2009 with a potential product launch in the first half of 2010; a new LUNESTA formulation with the potential for reduced side effects and improved efficacy; the potential of the ciclesonide development rights to broaden Sepracor’s ciclesonide and respiratory franchises; OMNARIS HFA MDI potentially being the first HFA nasal formulation available for patients in the U.S; Sepracor’s expected future growth and profitability; and 2009 financial guidance with respect to revenue, EPS and sales, marketing and general administrative expenses, and research and development expenses.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing of the results of Sepracor’s clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings, including with respect to STEDESA and OMNARIS HFA MDI; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of Sepracor’s products; changes in the use and/or label of Sepracor’s products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; Sepracor’s ability to successfully implement its corporate restructuring and workforce reduction plan and reduce expenses; the impact of the workforce reduction on Sepracor’s business, including a potential adverse impact on revenues and Sepracor’s corporate development and licensing activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; private insurers such as managed care organizations adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action; the ability of Sepracor to attract and retain qualified personnel; the ability of Sepracor to successfully collaborate with third parties; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to develop and successfully launch its newly acquired products and product candidates; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results, which are detailed in Sepracor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks and Stedesa is a trademark of Sepracor Inc. Omnaris is a trademark and Alvesco is a registered trademark of Nycomed GmbH. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

In conjunction with this Fourth Quarter and Full-Year 2008 operating Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on January 29, 2009. To participate via telephone, dial (651) 291-0900, referring to access code 982103. Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial (320) 365-3844, access code 982103. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets and reconciliation of GAAP to non-GAAP measures follow.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS

Cash, short- and long-term investments	$765,830	$1,065,619
Accounts receivable, net	177,457	159,644
Inventory, net	69,003	53,125
Property, plant and equipment, net	117,072	87,308
Investment in affiliate	2,873	4,313
Goodwill and intangibles, net	174,834	501
Deferred taxes, net	470,483	—
Other assets	37,523	34,216

Total assets	$1,815,075	$1,404,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$166,538	$227,426
Deferred taxes	5,577	—
Other liabilities	402,400	277,462
Debt payable	1,468	2,605
Convertible subordinated debt	530,470	720,820
Total stockholders’ equity	708,622	176,413

Total liabilities and stockholders’ equity	$1,815,075	$1,404,726

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:

Product sales, net	$350,500	$323,530	$1,215,239	$1,177,256
Royalties and license fees	19,192	16,450	77,050	47,974
Total revenues	369,692	339,980	1,292,289	1,225,230

Cost of revenue	39,159	33,587	132,441	117,155

Gross margin	330,533	306,393	1,159,848	1,108,075

Operating expenses:
Research and development	59,271	128,572	246,813	263,756
Research and development - in process upon acquisition	—	—	89,995	—
Selling, general and administrative	169,932	183,883	760,511	780,711
Amortization of intangible assets	1,496	34	7,368	154
Litigation settlement, net	—	—	—	34,000
Restructuring	—	6,921	(566)	6,921
Total operating expenses	230,699	319,410	1,104,121	1,085,542

Income (loss) from operations	99,834	(13,017)	55,727	22,533

Other income (expense):
Interest income	4,214	11,717	24,124	46,599
Interest expense	(3,163)	(62)	(8,506)	(3,020)
Gain on extinguishment of debt	7,822	—	10,082	—
Other expense, net	(2,566)	(95)	(11,960)	(1,002)
Total other income	6,307	11,560	13,740	42,577

Equity in investee losses	(335)	(66)	(1,103)	(507)

Income (loss) before income taxes	105,806	(1,523)	68,364	64,603

Provision for (benefit from) income taxes	17,406	3,478	(446,746)	6,270

Net income (loss)	$88,400	$(5,001)	$515,110	$58,333

Net income (loss) per common share - basic	$0.82	$(0.05)	$4.79	$0.55

Net income (loss) per common share - diluted	$0.77	$(0.05)	$4.47	$0.50

Weighted average shares outstanding - basic	107,719	107,498	107,527	106,847

Weighted average shares outstanding - diluted	114,870	107,498	115,260	116,364

Sepracor Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:

Product sales, net	$350,500	$323,530	$1,215,239	$1,177,256
Royalties and license fees	19,192	16,450	77,050	47,974
Total revenues	369,692	339,980	1,292,289	1,225,230

Cost of revenue*	37,094	33,587	127,404	117,155

Gross margin	332,598	306,393	1,164,885	1,108,075

Operating expenses*:
Research and development	59,271	53,572	236,813	188,756
Selling, general and administrative	169,932	183,883	760,511	780,711
Amortization of intangible assets	31	34	130	154
Total operating expenses	229,234	237,489	997,454	969,621

Income from operations	103,364	68,904	167,431	138,454

Other income (expense)*:
Interest income	4,214	11,717	24,124	46,599
Interest expense	(64)	(62)	(242)	(3,020)
Other income (expense), net	130	(95)	(158)	(1,002)
Total other income	4,280	11,560	23,724	42,577

Equity in investee losses	(335)	(66)	(1,103)	(507)

Income before income taxes	107,309	80,398	190,052	180,524

Income taxes*	2,096	3,478	5,251	7,423

Net income	$105,213	$76,920	$184,801	$173,101

Net income per common share - basic	$0.98	$0.72	$1.72	$1.62

Net income per common share - diluted	$0.92	$0.72	$1.60	$1.49

Weighted average shares outstanding - basic	107,719	107,498	107,527	106,847

Weighted average shares outstanding - diluted (2)	114,870	107,498	115,260	116,364

* Attached is a reconciliation of GAAP to non-GAAP measures.

(2) For the three months ended 2007, we reported GAAP losses of $5,001, with weighted average shares outstanding for basic and diluted at 107,498 shares. For the three months ended 2007, the non-GAAP gain is calculated at $76,920, with basic weighted average shares outstanding remaining at 107,498 and diluted weighted average shares increasing to 115,712. However, for purposes of the GAAP to non-GAAP reconciliation included herein, we have used 107,498 diluted weighted average shares outstanding, which is the same number of shares used for our GAAP calculations.

Sepracor Inc.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2008		December 31, 2008
		EPS		EPS

Non-GAAP net income	$105,213		$184,801
Non-GAAP diluted income per common share		$0.92		$1.60

Special Items:
Valuation allowance release related to taxes	(11,887)	(0.10)	451,997	3.92
Research and development milestone payment	—	—	(10,000)	(0.09)
Research and development - in process upon acquisition	—	—	(89,995)	(0.78)
Impairment loss on investment	(5,274)	(0.05)	(14,380)	(0.12)
Insurance settlement	2,578	0.02	2,578	0.02
Gain on extinguishment of debt	7,822	0.07	10,082	0.09
Restructuring	—	—	566	—

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(2,065)	(0.02)	(5,037)	(0.04)
Amortization of intangible assets	(1,465)	(0.01)	(7,238)	(0.06)
Imputed interest on acquired intangible assets	(3,099)	(0.03)	(8,264)	(0.07)

Total special items and recurring non-GAAP adjustment before income taxes	(13,390)	(0.12)	330,309	2.87

Income tax benefit (1)	(3,423)	(0.03)	—	—
Net income, as reported under GAAP	$88,400		$515,110
Diluted income per common share, as reported under GAAP		$0.77		$4.47

	Three months ended		Twelve months ended
	December 31, 2007		December 31, 2007
		EPS		EPS

Non-GAAP net income	$76,920		$173,101
Non-GAAP diluted income per common share (2)		$0.72		$1.49

Special Items:
Research and development milestone payment	(75,000)	(0.70)	(75,000)	(0.65)
Litigation settlement, net	—	—	(34,000)	(0.29)
Restructuring	(6,921)	(0.07)	(6,921)	(0.06)
Total special items before income taxes	(81,921)	(0.77)	(115,921)	(1.00)

Income tax benefit from special items	—	—	1,153	0.01
Net income, as reported under GAAP	$(5,001)		$58,333
Diluted income per common share, as reported under GAAP		$(0.05)		$0.50

Weighted average shares outstanding - diluted 2008	114,870		115,260
Weighted average shares outstanding - diluted 2007	107,498		116,364

(1) Does not include any impact from the valuation allowance release related to taxes as noted above under special items.

(2) Non-GAAP diluted income per common share was calculated using the GAAP weighted average shares outstanding balance at 2007; see further discussion included with the non-GAAP Consolidated Statements of Operations.

Sepracor Inc.

Reconciliation of GAAP to Non-GAAP Guidance Measures

(Unaudited)

(In thousands, except per share amounts)

	Twelve months ended
	December 31, 2009
		EPS - Low	EPS - High

Guidance non-GAAP diluted income per common share 2009		$2.10	$2.70

Special Items:
Research and development milestone payment*	(20,000)	(0.17)	(0.17)
Arrow royalty buyout	(61,400)	(0.53)	(0.53)
Restructuring	(23,000)	(0.20)	(0.20)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(8,220)	(0.07)	(0.07)
Amortization of intangible assets	(5,858)	(0.05)	(0.05)
Imputed interest on acquired intangible assets	(12,247)	(0.11)	(0.11)
Interest expense related to FASB Staff Position APB 14-1	(16,397)	(0.14)	(0.14)

Total special items and recurring non-GAAP adjustment before income taxes	$(147,122)	(1.27)	(1.27)

Income tax expense	(37,500) - (63,000)	(0.32)	(0.54)
Guidance diluted income per common share 2009, under GAAP		$0.51	$0.89

Weighted average shares outstanding - diluted 2009	116,000

*2009 GAAP research and development expenses are projected to be approximately $230.0 million as compared to non-GAAP research and development expenses of approximately $210.0 million.  The difference is an anticipated $20.0 million milestone payment that is likely to be made during 2009.